Exhibit 99.1

Media	Investor Relations
Perry Yeatman	Chris Jakubik
847-646-4538	847-646-5494
Perry.Yeatman@kraft.com	Chris.Jakubik@kraft.com

IRENE B. ROSENFELD NAMED
CHIEF EXECUTIVE OFFICER OF KRAFT FOODS INC.

NORTHFIELD, IL — June 26, 2006 — The Board of Directors of Kraft Foods Inc. (NYSE:KFT) today announced the appointment of Irene B. Rosenfeld as Chief Executive Officer, effective immediately, replacing Roger K. Deromedi, who has mutually agreed with the Board to leave the Company to pursue other interests. Ms. Rosenfeld was most recently Chairman and Chief Executive Officer of Frito-Lay, a division of PepsiCo.

“The entire Board is delighted to have Irene in place. While the fundamentals of the business continue to improve, we are confident that Irene will accelerate the execution of Kraft’s growth strategy, build value for shareholders, and lead Kraft when it becomes a fully independent company,” said Louis C. Camilleri, Chairman of the Board of Kraft Foods.

Mr. Camilleri said, “Irene is one of the most talented and respected executives in the consumer goods industry and we are thrilled that she is coming home to Kraft. She has repeatedly demonstrated her ability to drive innovation throughout her career. Her decisiveness, personal warmth, and emotional intelligence are invaluable assets. Irene has a wealth of experience in all of Kraft’s businesses and is uniquely qualified to lead Kraft during these challenging and exciting times.”

“I am deeply honored to lead Kraft in the years ahead,” said Ms. Rosenfeld. “I genuinely love this Company, its brands, its people, and its values. I believe that we have a very bright future ahead of us and look forward to working with the Board and our management team to assure Kraft’s leadership in the food and beverage industry.”

Prior to joining Frito-Lay in 2004, Ms. Rosenfeld spent more than 20 years with Kraft and General Foods. She held a number of key management positions in the United States, Canada and Mexico, culminating in her appointment as President of Kraft’s North American business. Among her many accomplishments at Kraft, Ms. Rosenfeld led the highly successful integration of the $19 billion Nabisco acquisition as well as the restructuring and turnaround of a number of key businesses.

Ms. Rosenfeld holds a PhD in Marketing and Statistics (1980), an MS in Business (1977) and a BA in Psychology (1975) from Cornell University. She currently serves on its Board of Trustees.

Regarding Mr. Deromedi, Mr. Camilleri said, “As CEO of Kraft, Roger brought a global perspective, emphasized a commitment to acting responsibly, and charted a course for growth that, I believe, will benefit Kraft for years to come. We thank him for his hard work and wish him well for the future,” said Mr. Camilleri.

Kraft Foods (NYSE:KFT) is the world's second-largest food and beverage company. For more than 100 years, we've been dedicated to helping people around the world eat and live better. Hundreds of millions of times a day, in more than 150 countries, consumers reach for their favorite Kraft brands including Kraft cheeses and dinners, Jacobs, Gevalia and Maxwell House coffees, Oscar Mayer meats, DiGiorno pizzas, Oreo cookies, Ritz and Wheat Thins crackers and chips, Philadelphia cream cheese, Milka and Cote d'Or chocolates, Honey Bunches of Oats cereals, Good Seasons salad dressings and Tang refreshment beverage. They've also started adding our Tassimo hot beverage system, South Beach Diet line and a growing range of better-for-you Sensible Solution products to their shopping baskets, continually expanding their list of Kraft favorites.

For more information, please visit our website at www.kraft.com.

Note: A photograph and bio of Ms. Rosenfeld are available upon request.

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